Exhibit 10.2

Agreement and Release and Waiver

This Agreement and Release (“Agreement”) is made and entered into by and between Medgenics, Inc. (the “Company”) and John Leaman (“Executive”).

Whereas, Executive and the Company desire to settle fully and amicably all issues between them, including any issues arising out of Executive’s employment with the Company and the termination of that employment; and

Whereas, Executive and the Company are parties to that certain Employment Agreement, made and entered into as of September 13, 2013, as may have been amended (the “Employment Agreement”).

Now, therefore, for and in consideration of the mutual promises contained herein, and for other good and sufficient consideration, receipt of which is hereby acknowledged, Executive and the Company (collectively, the “Parties” and, individually, each a “Party”), intending to be legally bound, hereby agree as follows:

1.           Termination of Employment. Executive’s employment with the Company shall terminate effective as of the close of business on February 9, 2016 (the “Termination Date”).

2.           Compensation and Benefits. Subject to the terms of this Agreement, the Company shall compensate Executive under this Agreement as follows:

(a)           Severance Payments. The Company will pay to the Executive the following (the “Severance Payments”):

(i) an amount equal to eight hundred forty-three thousand seven hundred fifty dollars ($843,750);

(ii) an amount equal to ninety-three thousand seven hundred fifty dollars ($93,750);

(iii) an amount equal to twenty-three thousand six hundred thirty dollars ($23,630); plus

(iv) all accrued but unused vacation pay in the amount of four thousand seven hundred eighty-seven dollars ($4,787);

with one-half of such aggregate amount to be paid on the first payroll date of the Company occurring after the Effective Date (as defined in Section 7 below) and the remaining one-half to be paid on the first payroll date of the Company occurring in January 2017.

(b)           COBRA. The Company will continue and pay the premiums of Executive’s group health plan coverage under the Company’s group health plan until July 31, 2017 (the “COBRA Payments”) on the same basis as if Executive had continued in employment with the Company during such period (i.e., such that Executive shall pay, on a monthly basis, that same amount that Executive would pay if Executive had continued in employment with the Company during such period (the “Executive COBRA Payments”)); provided, however, that the benefit described in this Section 2(b) shall immediately cease upon the date when Executive first becomes eligible to receive comparable coverage under another employer’s group health plan; and further provided, that if such benefit would violate the nondiscrimination rules under the Patient Protection and Affordable Care Act of 2010 and related regulations and guidance promulgated thereunder (“ACA”), the parties agree to reform this provision in such manner as is necessary to comply with the ACA and avoid any such penalties while keeping Executive in the same economic position; and further provided, that the benefit described in this Section 2(b) shall immediately cease if the Executive fails to pay the Executive COBRA Payments.

(c)           Option Acceleration. Each option to purchase shares of the Company’s common stock, $0.0001 par value per share, granted under the Medgenics, Inc. Stock Incentive Plan set forth on Exhibit A attached hereto (the “Company Stock Options”) that is outstanding immediately prior to the Effective Date shall become fully vested as of the Effective Date and shall remain exercisable through and including February 9, 2018 (the “Option Acceleration”).

(d)           Accrued Salary. Executive shall be entitled to a lump sum payment in an amount equal to Executive’s earned but unpaid annual base salary for the period ending on the Termination Date, with such payment to be made on the first payroll date of the Company following the Termination Date.

(e)           Executive Acknowledgement. Executive acknowledges that, subject to fulfillment of all obligations provided for herein, Executive has been fully compensated by the Company, including under all applicable laws, and that nothing further is owed to Executive with respect to wages, bonuses, severance, other compensation, or benefits. Executive further acknowledges that the Severance Payments (other than (b) above), COBRA Payments and Option Acceleration are consideration for Executive’s promises contained in this Agreement, and that the Severance Payments, COBRA Payments and Option Acceleration are above and beyond any wages, bonuses, severance, other compensation, or benefits to which Executive is entitled from the Company under the terms of Executive’s employment or under any other contract or law that Executive would be entitled to absent execution of this Agreement.

(d)           Withholding. The Severance Payments and COBRA Payments shall be treated as wages and subject to all taxes and other payroll deductions required by law.

3.           Termination of Benefits. Except as provided in Section 2 above or as may be required by law, Executive’s participation in all employee benefit (pension and welfare) and compensation plans of the Company shall cease as of the Termination Date. Nothing contained herein shall limit or otherwise impair Executive’s right to receive pension or similar benefit payments that are vested as of the Termination Date under any applicable tax-qualified pension or other plans, pursuant to the terms of the applicable plan.

4.           Release of Claims and Waiver of Rights. Executive, on Executive’s own behalf and that of Executive’s heirs, executors, attorneys, administrators, successors, and assigns, fully releases and discharges the Company, its predecessors, successors, parents, subsidiaries, affiliates, and assigns, and its and their directors, officers, trustees, employees, and agents, both in their individual and official capacities, and the current and former trustees and administrators of each retirement and other benefit plan applicable to the employees and former employees of the Company, both in their official and individual capacities (the “Releasees”) from all liability, claims, demands, and actions Executive now has, may have had, or may ever have, whether currently known or unknown, as of or prior to Executive’s execution of this Agreement (the “Release”), including liability claims, demands, and actions:

(a)           Arising from or relating to Executive’s employment or other association with the Company, or the termination of such employment,

(b)           Relating to wages, bonuses, other compensation, or benefits,

(c)           Relating to any employment or change in control contract,

(d)           Relating to any employment law, including

(i)	The United States and States of Pennsylvania, New Jersey or New York,

(ii)	The Civil Rights Act of 1964,

(iii)	The Civil Rights Act of 1991,

(iv)	The Equal Pay Act,

(v)	The Employee Retirement Income Security Act of 1974,

(vi)	The Age Discrimination in Employment Act (the “ADEA”),

(vii)	The Americans with Disabilities Act,

(viii)	Executive Order 11246, and

(ix)	Any other federal, state, or local statute, ordinance, or regulation relating to employment,

(e)           Relating to any right of payment for disability,

(f)           Relating to any statutory or contractual right of payment, and

(g)           For relief on the basis of any alleged tort or breach of contract under the common law of the States of Pennsylvania, New Jersey or New York, or any other state, including defamation, intentional or negligent infliction of emotional distress, breach of the covenant of good faith and fair dealing, promissory estoppel, and negligence.

Executive acknowledges that Executive is aware that statutes exist that render null and void releases and discharges of any claims, rights, demands, liabilities, actions, and causes of action that are unknown to the releasing or discharging party at the time of execution of the release and discharge. Executive waives, surrenders, and shall forego any protection to which Executive would otherwise be entitled by virtue of the existence of any such statutes in any jurisdiction, including the States of Pennsylvania, New Jersey or New York.

5.           Exclusions from General Release. Excluded from the Release are any claims or rights that cannot be waived by law, as well as Executive’s right to file a charge with an administrative agency or participate in any agency investigation. Executive is, however, waiving the right to recover any money in connection with a charge or investigation. Executive is also waiving the right to recover any money in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission or any other federal or state agency.

6.           Covenant Not to Sue.

(a)           A “covenant not to sue” is a legal term that means Executive promises not to file a lawsuit in court. It is different from the release of claims and waiver of rights contained in Section 4 above. Besides waiving and releasing the claims covered by Section 4 above, Executive shall never sue the Releasees in any forum for any reason covered by the Release. Notwithstanding this covenant not to sue, Executive may bring a claim against the Company to enforce this Agreement, to challenge the validity of this Agreement under the ADEA or for any claim that arises after execution of this Agreement. If Executive sues any of the Releasees in violation of this Agreement, Executive shall be liable to them for their reasonable attorneys’ fees and costs (including the costs of experts, evidence, and counsel) and other litigation costs incurred in defending against Executive’s suit. In addition, if Executive sues any of the Releasees in violation of this Agreement, the Company can require Executive to return all but a sum of $100 of the Severance Payments, COBRA Payments and amounts obtained directly or indirectly as a result of the Option Acceleration, which sum is, by itself, adequate consideration for the promises and covenants in this Agreement. In that event, the Company shall have no obligation to make any further Severance Payments, COBRA Payments or Option Acceleration.

(b)           If Executive has previously filed any lawsuit against any of the Releasees, Executive shall immediately take all necessary steps and execute all necessary documents to withdraw or dismiss such lawsuit to the extent Executive’s agreement to withdraw, dismiss, or not file a lawsuit would not be a violation of any applicable law or regulation.

7.           Representations by Executive. Executive warrants that Executive is legally competent to execute this Agreement and that Executive has not relied on any statements or explanations made by the Company or its attorneys. Executive acknowledges that Executive has been afforded the opportunity to be advised by legal counsel regarding the terms of this Agreement, including the Release. Executive acknowledges that Executive has been offered at least 21 days to consider this Agreement. After being so advised, and without coercion of any kind, Executive freely, knowingly, and voluntarily enters into this Agreement. Executive acknowledges that Executive may revoke this Agreement within seven days after Executive has signed this Agreement and acknowledges understanding that this Agreement shall not become effective or enforceable until seven days after Executive has signed this Agreement (the “Effective Date”), as evidenced by the date set forth below Executive’s signature on the signature page hereto. Any revocation must be in writing and directed to Scott Applebaum, General Counsel. If sent by mail, any revocation must be postmarked within the seven-day period described above and sent by certified mail, return receipt requested.

8.           Restrictive Covenants. Section Error! Reference source not found. of the Employment Agreement (entitled “Restrictive Covenants”) shall continue in full force and effect as if fully restated herein.

9.           Non-Disparagement. Executive shall not engage in any disparagement or vilification of the Releasees, and shall refrain from making any false, negative, critical, or disparaging statements, implied or expressed, concerning the Releasees, including regarding management style, methods of doing business, the quality of products and services, role in the community, or treatment of employees. Executive shall do nothing that would damage the Company’s business reputation or goodwill. The Company (which, for this purpose, shall be treated as limited to members of the Company’s Board of Directors, and any officer with a title of Vice President or higher rank) shall not engage in any disparagement or vilification of Executive, and shall refrain from making any false, negative, critical or disparaging statements, implied or expressed, concerning Executive.

10.           Company Property.

(a)           Executive shall return to the Company all information, property, and supplies belonging to the Company or any of its affiliates, including any confidential or proprietary information, Company autos, keys (for equipment or facilities), laptop computers and related equipment, cellular phones, smart phones or PDAs (including SIM cards), security cards, corporate credit cards, and the originals and all copies of all files, materials, and documents (whether in tangible or electronic form) containing confidential or proprietary information or relating to the business of the Company or any of its affiliates.

(b)           Executive shall not, at any time on or after the Termination Date, directly or indirectly use, access, or in any way alter or modify any of the databases, e-mail systems, software, computer systems, or hardware or other electronic, computerized, or technological systems of the Company or any of its affiliates. Executive acknowledges that any such conduct by Executive would be illegal and would subject Executive to legal action by the Company, including claims for damages and/or appropriate injunctive relief.

11.           No Admissions. The Company denies that the Company or any of its affiliates, or any of their employees or agents, has taken any improper action against Executive, and this Agreement shall not be admissible in any proceeding as evidence of improper action by the Company or any of its affiliates or any of their employees or agents.

12.           Confidentiality of Agreement. Executive shall keep the existence and the terms of this Agreement confidential, except for Executive’s immediate family members and Executive’s legal and tax advisors in connection with services related hereto and except as may be required by law or in connection with the preparation of tax returns.

13.           Non-Waiver. The Company’s waiver of a breach of this Agreement by Executive shall not be construed or operate as a waiver of any subsequent breach by Executive of the same or of any other provision of this Agreement.

14.           Governing Law. This Agreement shall be governed by and construed under the laws of the Commonwealth of Pennsylvania, without regard to principles of conflict of laws (whether in the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Pennsylvania.

15.           Legal Fees. In the event that either Party commences mediation, arbitration, litigation, or any similar action to enforce or protect such Party’s rights in accordance with and under this Agreement, the prevailing Party in any such action shall be entitled to recover reasonable attorneys’ fees and costs (including the costs of experts, evidence, and counsel) and other costs relating to such action, in addition to all other entitled relief, including damages and injunctive relief.

16.           Entire Agreement. This Agreement sets forth the entire agreement of the Parties regarding the subject matter hereof, and shall be final and binding as to all claims that have been or could have been advanced on behalf of Executive pursuant to any claim arising out of or related in any way to Executive’s employment with the Company and the termination of that employment.

17.           Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

18.           Successors. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns.

19.           Enforcement. The provisions of this Agreement shall be regarded as divisible and separable and if any provision should be declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remaining provisions shall not be affected thereby. If the scope of any restriction or requirement contained in this Agreement is too broad to permit enforcement of such restriction or requirement to its full extent, then such restriction or requirement shall be enforced to the maximum extent permitted by law, and Executive hereby consents that any court of competent jurisdiction may so modify such scope in any proceeding brought to enforce such restriction or requirement. In addition, Executive stipulates that breach by Executive of restrictions and requirements under this Agreement will cause irreparable damage to the Releasees in the case of Executive’s breach and that the Company would not have entered into this Agreement without Executive binding Executive to these restrictions and requirements. In the event of Executive’s breach of this Agreement, in addition to any other remedies the Company may have, and without bond and without prejudice to any other rights and remedies that the Company may have for Executive’s breach of this Agreement, the Company shall be relieved of any obligation to provide Severance Payments, COBRA Payments and the Option Acceleration and shall be entitled to an injunction to prevent or restrain any such violation by Executive and all persons directly or indirectly acting for or with Executive. Executive stipulates that the restrictive period for which the Company is entitled to an injunction shall be extended in for a period that equals the time period during which Executive is or has been in violation of the restrictions contained herein.

20.           Construction. In this Agreement, unless otherwise stated, the following uses apply: (a) references to a statute refer to the statute and any amendments and any successor statutes, and to all regulations promulgated under or implementing the statute, as amended, or its successors, as in effect at the relevant time; (b) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including, “ and the words “to,” “until,” and “ending on” (and the like) mean “to, and including”; (c) references to a governmental or quasi-governmental agency, authority, or instrumentality also refer to a regulatory body that succeeds to the functions of the agency, authority, or instrumentality; (d) the words “include,” “includes,” and “including” (and the like) mean “include, without limitation,” “includes, without limitation,” and “including, without limitation,” (and the like) respectively; (e) all references to preambles, recitals, sections, and exhibits are to preambles, recitals, sections, and exhibits in or to this Agreement; (f) the words “hereof,” “herein,” “hereto,” “hereby,” “hereunder,” (and the like) refer to this Agreement as a whole (including exhibits); (g) any reference to a document or set of documents, and the rights and obligations of the parties under any such documents, means such document or documents as amended from time to time, and all modifications, extensions, renewals, substitutions, or replacements thereof; (h) all words used shall be construed to be of such gender or number as the circumstances and context require; (i) the captions and headings of preambles, recitals, sections, and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement, nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; and (j) all accounting terms not specifically defined herein shall be construed in accordance with GAAP.

21.           Future Cooperation. In connection with any and all claims, disputes, negotiations, governmental, internal or other investigations, lawsuits, or administrative proceedings (the “Legal Matters”) involving the Company or any affiliate, or any of their current or former officers, employees or board members (collectively, the “Disputing Parties” and, individually, each a “Disputing Party”), Executive shall make himself reasonably available, upon reasonable notice from the Company and without the necessity of subpoena, to provide information and documents, provide declarations and statements regarding a Disputing Party, meet with attorneys and other representatives of a Disputing Party, prepare for and give depositions and testimony, and otherwise cooperate in the investigation, defense, and prosecution of any and all such Legal Matters, as may, in the good faith and judgment of the Company, be reasonably requested. The Company shall consult with Executive and make reasonable efforts to schedule such assistance so as not to materially disrupt Executive’s business and personal affairs. The Company shall reimburse all reasonable expenses incurred by Executive in connection with such assistance, including travel, meals, rental car, and hotel expenses, if any; provided such expenses are approved in advance by the Company and are documented in a manner consistent with expense reporting policies of the Company as may be in effect from time to time.

In witness whereof, the Parties have duly executed this Agreement as of the dates set forth below their respective signatures below.

Medgenics, Inc.

By:	/s/ Michael F. Cola
Print	Name: Michael F. Cola
Title:	President and Chief Executive Officer
Date:	February 1, 2016

JOHN LEAMAN

/s/ John Leaman
Date:	February 1, 2016

Exhibit A

Option Acceleration

Holder	Quantity Outstanding	Exercise Price

John Leaman	800,000	$4.22
John Leaman	10,314	$6.45
John Leaman	140,000	$7.01

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